Exhibit 99.4

To Policyholders, Directors, and Employees of Everett Cash Mutual Insurance Co.

Griffin Financial Group, LLC, a member of the Financial Industry Regulatory Authority, has been hired by Old Republic International Corporation (“Old Republic”) to assist it in connection with its acquisition of Everett Cash Mutual Insurance Co. (“ECM”) upon ECM’s conversion from mutual to stock form. As a part of the conversion and acquisition, Old Republic is conducting an offering of shares of its common stock to eligible members of ECM and its directors and employees. Griffin Financial Group, LLC. is not affiliated with Old Republic or ECM.

At the request of Old Republic, we are enclosing materials explaining the conversion, acquisition and common stock offering. Please read the enclosed proxy statement/prospectus carefully for a complete description of the stock offering, including the section titled “Risk Factors.” Old Republic has asked us to forward the enclosed proxy statement/prospectus and accompanying documents to you in view of certain requirements of the securities laws that may apply in your state.

If you have questions regarding the conversion, acquisition and the stock offering, you may contract representatives of Griffin Financial Group, LLC at (610) 205-6005, Monday – Friday, 10:00 a.m. – 4:00 p.m., Central Time, except holidays.

Sincerely,

Griffin Financial Group, LLC

This letter is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the proxy statement/prospectus. The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Dear ECM employees, directors and officers:

We are pleased to inform you that the Board of Directors of Everett Cash Mutual Insurance Co. (“ECM”) approved a Plan of Conversion (the “Plan”) on October 22, 2025 (the “Approval Date”) under which ECM plans to convert from mutual to stock form (the “Conversion”), subject to the approval of policyholders of ECM as of the Approval Date (“Eligible Members”). Upon completion of the proposed Conversion, ECM will be acquired by Old Republic Specialty Insurance Group, Inc., a wholly-owned subsidiary of Old Republic International Corporation (“Old Republic”), a publicly traded insurance holding company listed on the New York Stock Exchange (“NYSE”).

As part of the Conversion, Old Republic is offering shares of its common stock to Eligible Members and to persons who were employees, directors and officers of ECM and its subsidiaries as of the Approval Date and as of [DATE], 2026 (“ECM Participants”). As an ECM Participant, you have a right to subscribe for shares of Old Republic common stock at a discount, subject to the prior right of Eligible Members to purchase all of the shares offered in the stock subscription offering described below. Enclosed for your review are a proxy statement/prospectus, a stock order form, IRS Form W-9 (which is included as part of the stock order form), and, for employees, an employee withholding authorization form. Also enclosed is a return envelope to enable you to participate in the stock subscription offering if you so choose.

THE STOCK SUBSCRIPTION OFFERING — As an ECM Participant, you have a right, but no obligation, to buy shares of Old Republic common stock during our stock subscription offering, subject to the Eligible Members’ first priority right to subscribe for shares. Old Republic is offering its common stock at a discount of between 30-35% of its market price. As described in detail in the proxy statement/prospectus, the actual purchase price will be determined at the conclusion of the offering based on the total dollar amount of shares subscribed for and the volume-weighted average trading price for Old Republic’s common stock as reported on the NYSE for the ten trading day period ending on the business day prior to the date of the Special Meeting of Members to be held [DATE], 2026. Please read the enclosed proxy statement/prospectus carefully before making any investment decision.

FOR EMPLOYEES – If you are an employee, special tax withholding rules apply to your purchase of stock in the offering. Please carefully review the employee withholding authorization form and complete it and return it with your stock order forms if you choose to participate in the offering.

If you would like to purchase shares of Old Republic common stock in the offering, please complete the enclosed stock order form and the other documents referenced above and return them with full payment in the enclosed reply envelope.

You may submit your order by overnight delivery to the address indicated for that purpose in the order form. However, please know that ALL STOCK ORDER FORMS, WITH FULL PAYMENT, MUST BE RECEIVED (NOT POSTMARKED) BY 4 P.M., EASTERN TIME, ON [DATE], 2026. Please refer to the enclosed stock order form for important information about the forms of acceptable payment.

We appreciate your service and confidence in ECM.

Sincerely,

Craig R. Smiddy, President and Chief Executive Officer	Randy F. Shaw, President and Chief Executive Officer
Old Republic International Corporation	Everett Cash Mutual Insurance Co.

Questions? - Please contact our representatives at Griffin Financial Group at (610) 205-6005 or oldrepublic@griffinfingroup.com

This letter is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the proxy statement/prospectus. The shares of common stock being sold are not savings accounts or deposits, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Dear Member:

We are pleased to inform you that the Board of Directors of Everett Cash Mutual Insurance Co. (“ECM”) approved a Plan of Conversion (the “Plan”) on October 22, 2025 (the “Approval Date”) under which ECM plans to convert from mutual to stock form (the “Conversion”). Upon completion of the proposed Conversion, ECM will be acquired by Old Republic Specialty Insurance Group, Inc., a wholly-owned subsidiary of Old Republic International Corporation (“Old Republic”), a publicly traded insurance holding company listed on the New York Stock Exchange (“NYSE”).

As a policyholder of ECM as of the Approval Date, you are an eligible member of ECM and have the right to vote on approval of (1) the Plan and (2) the amendment and restatement of ECM's Articles of Incorporation (“Restated Articles”) needed to complete the Conversion. As discussed below under “THE STOCK SUBSCRIPTION OFFERING,” you also have a right to subscribe for shares of Old Republic common stock at a discount before the stock becomes available to the other offering participants. Enclosed for your review are a proxy statement/prospectus, a proxy card, a stock order form, IRS Form W-9 (which is included as part of the stock order form), an entity authorization certification, and a return envelope to enable you to vote on the Plan and, if you choose, to participate in the stock subscription offering.

THE PROXY VOTE — Approval of the Plan and the Restated Articles requires the approval of at least two thirds of the votes cast by our members at a Special Meeting of Members to be held on [DATE], 2026 (the “Special Meeting”). Your Board of Directors urges you to vote "FOR" approval of the Plan and "FOR" approval of the Restated Articles. Please note that the Conversion will not result in changes to your insurance policy or policies with ECM, and voting for approval of the Plan does not obligate you to purchase shares of Old Republic’s common stock.

To cast your vote, please sign and return your proxy card in the reply envelope provided.

THE STOCK SUBSCRIPTION OFFERING — As an eligible member of ECM, you have a priority right, but no obligation, to buy shares of Old Republic common stock during our stock subscription offering before the shares become available to the other offering participants. The other offering participants are the directors, officers and employees of ECM and its subsidiaries. If you are an eligible member and either a director, officer or employee, you will be treated as an eligible member for purposes of voting on the Plan and subscribing for Old Republic stock. Old Republic is offering its common stock at a discount of between 30-35% of its market price. As described in detail in the proxy statement/prospectus, the actual purchase price will be determined at the conclusion of the offering based on the total dollar amount of shares subscribed for and the volume-weighted average trading price for Old Republic’s common stock as reported on the NYSE for the ten trading day period ending on the business day prior to the date of the Special Meeting. Please read the enclosed proxy statement/prospectus carefully before making any investment decision.

If you are interested in purchasing shares of Old Republic common stock, please complete the enclosed stock order form and the other documents referenced above and return them with full payment, together with your completed proxy card, in the enclosed reply envelope.

You may submit your order and proxy card by overnight delivery to the address indicated for that purpose in the order form. However, please know that ALL STOCK ORDER FORMS AND PROXY CARDS, WITH FULL PAYMENT, MUST BE RECEIVED (NOT POSTMARKED) BY 4 P.M., EASTERN TIME, ON [DATE], 2026. Please refer to the enclosed stock order form for important information about the forms of acceptable payment. Payment is only required if you are participating in the stock subscription offering.

We appreciate and respect the confidence and trust you have placed in ECM, and we look forward to continuing to serve your insurance needs.

Sincerely,

Craig R. Smiddy, President and Chief Executive Officer	Randy F. Shaw, President and Chief Executive Officer
Old Republic International Corporation	Everett Cash Mutual Insurance Co.

Questions? - Please contact our representatives at Griffin Financial Group at (610) 205-6005 or oldrepublic@griffinfingroup.com

This letter is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the proxy statement/prospectus. The shares of common stock being sold are not savings accounts or deposits, and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

EVERETT CASH MUTUAL INSURANCE CO.
EMPLOYEE WITHHOLDING AUTHORIZATION

The undersigned employee is completing this form in order to estimate the amount of the tax withholding obligation, and authorize additional withholding (if any), on the discount on shares of common stock of Old Republic International Corporation, a Delaware company (“Old Republic”) purchased by the employee pursuant to the terms and conditions of the subscription offering (the “Offering”) as described in the proxy statement/prospectus dated [___], 2026 of Everett Cash Mutual Insurance Co., a Pennsylvania mutual insurance company (“ECM”) and Old Republic.

The undersigned certifies to, and acknowledges and agrees with, ECM and Old Republic that:

1.	I have received and completed the stock order form accompanying the proxy statement/prospectus, and agree that the acknowledgments I made in that form are true and correct and apply to this form.

2.	At the time of purchase of shares in the Offering, (i) I will be treated as realizing income taxable as compensation in an amount equal to the difference between the fair market value of the shares received and the discounted purchase price paid for the shares (the “Total Discount”), and (ii) I will need to pay to ECM or one of its subsidiaries (the “Employer”) an amount sufficient to satisfy the withholding taxes required to be remitted by the Employer to taxing authorities under federal, state and local income tax rules.

3.	My total actual tax withholding obligation (“Actual Withholding Amount”) will be based on the Total Discount, calculated by multiplying the number of shares purchased by the difference between the last trading price of Old Republic common stock (the “Final ORI Price”) on the trading day immediately preceding the closing of the transactions described in the proxy statement/prospectus (the “Closing”), and the per share purchase price I paid for my shares (the “Purchase Price”). The Purchase Price will be determined as described in the section titled “The Offering — Per Share Purchase Price” of the accompanying proxy statement/prospectus.

4.	The Purchase Price and the Final ORI Price will not be known until after the end of the Offering. Accordingly, as a condition to purchasing shares in the Offering, at the time of my subscription I will need to calculate the amount of estimated withholding taxes I will owe using the instructions on the reverse side of this form (the “Estimated Tax Withholding”), and send a bank check or wire for that amount along with my stock order form and a separate bank check or wire for my subscription amount. Personal checks will not be accepted.

5.	If the amount of the Estimated Tax Withholding paid by me is less than the Actual Withholding Amount I owe, I hereby authorize the Employer to deduct and withhold from any compensation paid to me an amount equal to the difference between the Estimated Tax Withholding I paid and the Actual Withholding Amount I owe.

6.	If the amount of Estimated Tax Withholding I pay is more than the Actual Withholding Amount I owe, I hereby authorize the Employer to refund to me an amount equal to the difference between the Estimated Tax Withholding I paid and the Actual Withholding Amount I owe.

Please sign and complete the information below to acknowledge your understanding of and agreement to the tax withholding described above:

___________________________________

Signature

Name:______________________________

See reverse side for instructions on how to calculate your Estimated Tax Withholding

How to calculate your Estimated Tax Withholding Amount. Your Estimated Withholding Amount will be calculated using these assumptions: discounted purchase price of $27.21 per share, which is a 35% discount on the 10-day VWAP of Old Republic Stock of $41.87 that results in a per share discount of $14.66 (Note: these dollar values are estimates and not projections of what the actual values may be, which could be higher or lower.).

Line A: Write your subscription amount from the stock order form here____________________$___________

Line B: Divide Line A above by $27.21 (round down)__________________________________$___________

Line C: Multiply Line B above by $14.66 (Estimated Total Discount)_______________________$___________

Line D: Write the Withholding Factor applicable to your residency state (see chart below) __________________

Line E: Multiply Line C by Line D (Estimated Withholding Amount)_______________________$___________

Withholding Factor (sum of federal supplemental income withholding (0.22), FICA tax rates (.0765), and maximum state income tax withholding rates):

Arizona 0.3215	Arkansas 0.3355	California 0.4195	Colorado 0.3405
Florida 0.2965	Georgia 0.3484	Idaho 0.3495	Indiana 0.326
Iowa 0.3345	Kansas 0.3523	Kentucky 0.3315	Michigan 0.339
Minnesota 0.395	Missouri 0.3435	Nebraska 0.3420	North Carolina 0.3364
Ohio 0.324	Pennsylvania 0.3272	Tennessee 0.2965	Texas 0.2965

Note: These Withholding Factors are estimates and your Actual Withholding Amount may be more or less than the amount calculated in Line E above. Any additional amount owed will be deducted from your compensation after the Closing. Any overpayment will be refunded to you after the Closing.

The amount shown in Line E is the amount of the bank check you will need to obtain to pay the Estimated Withholding Amount to the Employer. You may call (610) 205-6005 if you have questions regarding how to calculate your Estimated Tax Withholding.

Example: calculate the Estimated Withholding Amount with an assumed subscription amount of $25,000

For a resident of Pennsylvania, your Withholding Factor from the table above is 0.3272. Divide your subscription amount ($25,000 in this example) by the discounted purchase price ($27.21 for this example), which produces an estimated number of shares of 918 (rounded down). Multiply that amount by the estimated discount ($14.66), which produces the Estimated Total Discount of $13,457.88. Multiply the Estimated Total Discount by the Withholding Factor, which produces an Estimated Withholding Amount of $4,403.42.

After the Closing, if additional withholding is required after the Actual Withholding Amount is determined, the Employer will deduct the remaining amounts from any compensation paid to you, and if you overpaid, the Employer will refund the overpayment.

In order to subscribe for shares in the Offering, you will need to take the following steps:

A.	Sign and complete this form and obtain a separate bank check payable to “Equiniti Trust Company, LLC” with “Tax Withholding” noted in the memo line or send a wire for the amount shown on Line E above (no personal checks will be accepted).

B.	Using the return envelope accompanying the proxy statement/prospectus, mail this form (and the bank check (if utilizing a bank check) for the amount shown in Line E above), along with the completed stock order form and a bank check payable to “Equiniti Trust Company, LLC” with “Subscription” noted in the memo line in the amount of your subscription to the address shown on the return envelope (no personal checks will be accepted).

Instructions for sending a wire transfer to Equiniti Trust Company, LLC can be found in the “Stock Order Form Instructions” section of the stock order form.

Please note: all documents must be received by Equiniti Trust Company, LLC, and all bank checks must have cleared by, 4:00 pm Eastern Time on [___], 2026 in order for your subscription to be accepted. No personal checks will be accepted.

ENTITY AUTHORIZATION CERTIFICATION

I,________________________, the undersigned, do hereby certify that I am the duly elected, qualified and acting Secretary (or other authorized person as indicated below) of______________________________, a _______________________organized and existing under the laws of the State of _______________________________ (“Entity”), and that I am hereby authorized by the Board of Directors/Members/Managers (or other authorized body) of Entity to (i) act on behalf of Entity with regard to any and all stocks, bonds, or other securities (“Securities”) now or hereafter registered in the name of Entity, (ii) buy, sell, convey, or transfer ownership of any Securities now or hereafter registered in the name of Entity, and (iii) execute any documents relating to the permitted activities described in (i) and (ii) above, and that this authority has not been repealed or amended, and remains in full force and effect and does not conflict with the organizational documents of said Entity.

WITNESS my authorized signature and title on behalf of Entity.

________________________________	________________________________
Date	Title:____________________________

(Corporate Seal)

If no Corporate Seal, please have notarized.
Subscribed and sworn to before me on this date:__________________

_____________________________

Notary Public